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                                                                   EXHIBIT 10.30





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                         MANAGEMENT SERVICE AGREEMENT

                                   between

                                                , P.C.
                       -------------------------
                   a            - professional corporation
                     -----------

                                     and

                      NEW IMAGE ORTHODONTIC GROUP, INC.,
                            a Georgia corporation

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                            Dated           , 1999
                                  ----------
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                          MANAGEMENT SERVICE AGREEMENT

      THIS MANAGEMENT SERVICE AGREEMENT (this "Agreement") is entered into on _________, 1999, by and between _______________________, P.C., a ______
professional corporation ("Practice Group"), and NEW IMAGE ORTHODONTIC GROUP, Inc., a Georgia corporation ("Manager"), with reference to the following facts:

      (A) Practice Group is an individual or group orthodontic practice that provides orthodontic care to the general public;

      (B) Manager's business is managing and administering orthodontic practices, and furnishing orthodontic practices with appropriate facilities, equipment, supplies, support services and administrative support staff; and

      (C) Practice Group wishes to obtain such services from Manager so as to permit Practice Group to devote its concentrated and continuous efforts to the rendering of orthodontic services to its patients.

      THEREFORE, in consideration of the mutual covenants contained in this Agreement, Practice Group and Manager agree as follows:

                     ARTICLE 1. RELATIONSHIP OF THE PARTIES

      Section 1.1. Independent Relationship. Practice Group and Manager intend to act and perform as independent contractors, and the provisions of this Agreement are not intended to create any partnership, joint venture, agency or employment relationship between the parties. Each party shall be responsible for and shall comply with all state and federal laws pertaining to it, including, without limitation, employment taxes, income withholding, unemployment compensation contributions and other employment-related statutes.

      Section 1.2. Responsibilities of the Parties. Manager shall provide Practice Group with offices and facilities, equipment, supplies, support personnel and management and financial advisory services, as more specifically provided in this Agreement. Practice Group shall be responsible for all issues related to the professional, clinical and ethical aspects of its orthodontic practice. Practice Group, through its orthodontists, shall also be responsible for and shall have complete authority, responsibility, supervision and control over the provision of all orthodontic services and other professional health care services performed for patients. All orthodontic diagnoses, treatments, procedures and other professional health care services shall be provided and performed exclusively by or under the supervision of Practice Orthodontists (as defined in Section 7.4). Manager shall have and exercise absolutely no control or supervision over the provision of orthodontic services, nor shall Manager exercise control over or interfere with the orthodontist-patient relationship, which shall be maintained strictly between Practice Orthodontists and their patients.

      Section 1.3. Internal Practice Group Matters. Matters involving the internal management, control or finances of Practice Group, including, without limitation, tax planning, investment planning and, if applicable, the allocation of professional income among Practice Group orthodontists, shall remain the sole responsibility of Practice Group and its owner or owners.

      Section 1.4. Patient Referrals. This Agreement is not intended to induce or encourage the referral of patients, or the payment directly or indirectly of any remuneration, to Practice Group in violation of applicable laws, rules or regulations. The benefits to Practice Group under this Agreement do not require, are not payment or inducement for, and are not in any way contingent upon, the admission, referral or any other arrangement for the provision of any item or service offered by Manager to any of Practice Group's patients.

                 ARTICLE 2. FACILITIES TO BE PROVIDED BY MANAGER

      Section 2.1. Office Facilities. Manager shall provide Practice Group with the use of the "Office Facilities" (as defined below), together with all costs of repairs, maintenance, improvements (as approved by the Advisory Board), utility (telephone, electric, gas and water) expenses, normal janitorial services, refuse disposal, real or personal property lease payments and expenses, tax assessments and all other costs and expenses reasonably incurred in conducting operations in the Office Facilities during the term of this Agreement. Manager shall provide for the proper maintenance and cleanliness of the Office Facilities and the equipment, furniture and furnishings (as approved by the Advisory Board) located in the Office Facilities. As used in this Agreement, "Office Facilities" means the orthodontic offices and other sites of orthodontic business operations now or hereafter utilized by Practice Group, as approved by Manager in advance of such utilization. "Office Facility" means any one of the Office Facilities. The initial Office Facility or Office Facilities are described in Exhibit 2.1. Nothing in this Section is intended to require Manager to provide any services with respect to the Office Facilities if such services are required to be provided by the landlord under a lease for a specific property.

                     ARTICLE 3. DUTIES OF THE advisory BOARD

      Section 3.1. Formation and Operation of the Advisory Board. The parties shall establish an Advisory Board (the "Advisory Board") to develop, advise and make recommendations to the Manager with respect to management and administrative policies for the overall operation of the Practice Group's practice. The Advisory Board shall consist of two (2) members. Practice Group shall designate, in its sole discretion, one (1) member of the Advisory Board. Manager shall designate, in its sole discretion, one (1) member of the Advisory Board. The Advisory Board may act by unanimous written consent or by meeting. If action is to occur by meeting, each member shall receive at least three (3) business days advance written notice of such meeting. The requirement of such notice may be waived by a member in writing or by attendance. For action to be taken by the Advisory Board at a meeting, both of the members of the Advisory Board must be present. Except as may otherwise be provided in this Agreement, any action of the Advisory Board taken at a meeting shall require the approval of both members of the Advisory Board, whether or not present at such meeting.

      Section 3.2. Duties and Responsibilities of the Advisory Board. The Advisory Board shall have the following duties, obligations and authority:

            (a) Capital Improvements and Expansion. Any proposed renovation and expansion plans and capital equipment expenditures with respect to Practice Group's facilities shall be reviewed by the Advisory Board, and the Advisory Board shall take into consideration such factors as economic feasibility and then-current market conditions in connection with such review. The Advisory Board's recommendations with regard to such matters arising out of such review shall be communicated to the Manager for consideration by the Manager in connection with preparation of capital budgets.

            (b) Patient Fees; Collection Policies. As a part of the annual operating budget process the Advisory Board shall promulgate a patient fee schedule and collection policy for all orthodontic and ancillary services rendered by Practice Group. Such policies shall be subject to Practice Group's consent, which consent shall not be withheld unreasonably. Such fee schedule, and the anticipated results of such collection policy, shall be reflected in the budget.

            (c) Provider and Payor Relationships. Decisions regarding the establishment or maintenance of relationships with institutional health care providers and third-party payors shall be made by the Advisory Board; provided that in no event shall Practice Group be required to enter into any third-party


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payor or managed care contract without Practice Group's prior written consent, which consent shall not be withheld unreasonably.

            (d) Strategic Planning. The Advisory Board shall develop long-term strategic planning objectives and annual operating goals designed to achieve such long-term objectives. Such goals and objectives shall be communicated to the Manager for use in connection with the preparation of operating and capital budgets

            (e) Orthodontist Hiring. The Practice Group shall recommend to the Manager the number of orthodontists and other staff required for the efficient operation of Practice Group's orthodontic practice. Practice Group shall be responsible for identifying any new or additional Practice Orthodontists, provided, however, that no Practice Orthodontist shall be hired by Practice Group without the approval of both the Practice Group and Manager. The decision to terminate the employment of a Practice Orthodontist by the Practice Group shall be in Practice Group's sole discretion. The hiring and firing of staff personnel shall be the responsibility of Manager; provided that no staff personnel shall be hired or fired without the prior consent of Practice Group, which consent shall not be withheld unreasonably. No Practice Orthodontist or other staff member, whether or not an employee of the Practice Group, shall be transferred to another office, clinic or facility of Manager, without Practice Group's prior written consent, which consent shall not be withheld unreasonably. Manager agrees that it will not discuss hiring or firing personnel matters with any Practice Orthodontist or other staff member without the prior consent of Practice Group, which consent shall not be withheld unreasonably.

            (f) Orthodontic Services. The Advisory Board shall review and advise as to types of orthodontic services to be provided; provided that the ultimate decision as to the type of orthodontic services to be rendered to patients shall be made by Practice Group in consultation with its patients.

            (g) Hours of Operation. Operating hours at the Office Facilities shall be determined by Practice Group, subject to the requirement that the Practice Group's schedule as of the date of this Agreement shall be the minimum schedule of Practice Group during the term of this Agreement.

      Section 3.3. Deadlocks of the Advisory Board. If the Advisory Board is deadlocked and cannot reach a decision on any matter that is the subject of
Section 3.2 above, such matter shall be presented to a Dispute Resolution Board, defined below, formed for the purpose of resolving such disputes. The "Dispute Resolution Board" shall be made up of five individuals, two designated by the Manager and three who are practicing orthodontists. Such orthodontists shall be designated by the Manager from among the members of the Clinical Board or from orthodontists who have become affiliated with the Manager under management service agreements, and such orthodontist members shall be removable by the Manager upon written notice to such effect to the subject orthodontist. Disputes shall be resolved in accordance with procedures to be adopted by the Dispute Resolution Board.

                            ARTICLE 4. CLINICAL BOARD

      Section 4.1. Formation and Operation of the Clinical Board. The parties acknowledge that Manager has established a clinical board made up solely of orthodontists who have distinguished themselves in the practice of orthodontics, as determined by the Manager, in each case for not less than ten (10) years (the "Clinical Board"). The Clinical Board provides advice relating to clinical activities and the oversight thereof to Manager, Practice Group and other orthodontist groups to which Manager provides management services. Matters as to which such advice pertains include credentialing and peer review, clinical trials, clinical protocols, grievance review, preventive health programs and utilization management. The Clinical Board has the discretion to form standing committees, which will be advisory in nature to the Clinical Board, for the purpose of addressing subjects to be determined by the Clinical Board. It is anticipated that committees will be formed to advise with respect to pricing, fee-for-service and managed care contracting, new business opportunities and information systems and data management.



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                              ARTICLE 5. THE BUDGET

      Section 5.1. Budgets. (a) At least sixty (60) days prior to the commencement of each calendar year during the term of this Agreement after the first such calendar year (or partial calendar year), subject to the requirements of Article 3 hereof, Manager shall prepare and deliver to the Practice Group an operating and capital budget setting forth an estimate of revenues, expenses and capital expenditures for the upcoming calendar year.

            (b) If the Practice Group has concerns about the budget, such concerns shall be communicated to the Manager within thirty (30) days of the Practice Group's receipt of the budget, and the Manager may address such concerns by revision or revisions to the budget.

      Section 5.2. Revisions to Budget. If at any time circumstances indicate that the budget does not properly take into account the projected needs of the Practice Group's practice for the period covered by such budget, then Manager shall notify the Practice Group of the same and shall submit to the Practice Group a budget revision. Manager's authority as to any revised budget shall be the same as that authorized for the budgets provided for under Section 5.1.

      Section 5.3. Budget Conformance and Accountability. Manager and Practice Group shall use their commercially reasonable efforts to manage and administer the operations of the Practice Group's practice as provided in this Agreement so that the actual revenues, collections, costs and expenses of the operation of the business and maintenance of the Office Facilities during any applicable period of the calendar year shall be consistent with the applicable operating and capital budgets. Practice Group shall not have the power to prohibit or invalidate any expenditure of Manager that is consistent with the applicable operating and capital budgets. Neither Manager nor Practice Group shall make any expenditure inconsistent with the applicable operating and capital budgets without the other party's consent unless (i) the expense does not exceed a line item expense specified in the operating and capital budget by more than ten percent (10%) for any twelve (12)-month period, and (ii) the total expenses for the applicable calendar year, on an annualized basis, do not exceed the total amount budgeted for such year by more than five percent (5%). Notwithstanding the foregoing, Manager may exceed any line item in the operating and capital budgets if the excess is reasonably required to support an expansion of Practice Group's orthodontic practice or as a result of an event beyond Manager's control (including, without limitation, increases in tax rates, utility charges, strikes and Acts of God).

                  ARTICLE 6. SERVICES TO BE PROVIDED BY MANAGER

      Section 6.1. Performance of Management Functions. During the term of this Agreement, Manager shall provide or arrange for the services set forth in this Article, all in a manner consistent with the high quality and standards as practiced by Practice Group prior to the date of this Agreement. Practice Group authorizes Manager to perform its services under this Agreement in whatever manner it deems reasonably appropriate to meet the day-to-day non-orthodontic requirements of Practice Group's clinical and orthodontic operations. Practice Group will not act in a manner that reasonably could be expected to prevent Manager from efficiently managing the day-to-day operations of Practice Group as provided in this Agreement in a businesslike manner. In general, the Manager, in the discharge of its management duties, shall have the right to take such actions, enter into such contracts and make such arrangements as are required for the proper discharge of such duties, all in the Manager's reasonable judgment.

      Section 6.2. Payment of Practice Business Expenses. Manager shall timely pay all Practice Business Expenses, unless being appropriately contested in good faith. "Practice Business Expenses" shall mean all operating and non-operating expenses incurred in the operation of the business of the Practice Group other than Practice Group Expenses. Without limitation, Practice Business Expenses shall include:



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            (a)   the salaries, benefits and other direct costs of all employees of Manager at any Office Facility, but not the salaries, benefits or other direct costs of the Practice Orthodontists;

            (b) the direct cost of any consultant retained to provide services at or in connection with any Office Facility, it being understood that prior approval of the engagement of any such consultant shall be obtained from Manager;

            (c) reasonable recruitment costs and out-of-pocket expenses of Manager associated with the recruitment of additional Practice Orthodontists;

            (d) malpractice insurance for and comprehensive and general liability insurance covering each Office Facility and Manager's employees at each Office Facility;

            (e) the expense of using, maintaining, leasing, purchasing, licensing or otherwise procuring the Office Facilities and related equipment and systems, including, without limitation, expenses on operating leases, depreciation and amortization of capital assets, and licensing fees and other expenses incurred to obtain and maintain clinical information systems; provided, however that Practice Business Expenses shall not include (i) depreciation of the excess book value as allocated by Manager in excess of the book value as of the most recent tax return of Practice Group (or its predecessor) to owned capital assets acquired by Manager from Practice Group (or its predecessor) pursuant to the ___________ Agreement entered into by and between Manager and Practice Group (or its predecessor) of even date hereof ("____________ Agreement"), or (ii) any interest expense on financing for capital expenditures in any calendar year, the cost of which capital expenditures do not exceed, in the aggregate, 2-1/2% of Net Revenues for such calendar year;

            (f) the reasonable travel expenses associated with attending meetings, conferences, or seminars at the request of and for the benefit of Practice Group;

            (g)   the cost of supplies, inventory and utilities;

            (h) Practice Group's pager and cellular telephone rental and monthly service expenses that are reasonably related to the conduct of the Practice Group's business, provided, however, that all such expenses in excess of the amount budgeted therefor in the applicable budget prepared pursuant to
Article 5 must be approved by Manager;

            (i) reasonable costs and expenses of complying with continuing professional education requirements imposed by law (including continuing orthodontic education course registration fees, lodging and meals), provided, however, that all such expenses in excess of the amount budgeted therefor in the applicable budget prepared pursuant to Article 5 must be approved by Manager;

            (j) reasonable costs associated with membership for each Practice Orthodontist in the American Association of Orthodontics, the American Dental Association and one local chamber of commerce organization, provided, however, that all such costs in excess of the amount budgeted therefor in the applicable budget prepared pursuant to Article 5 must be approved by Manager (which approval shall not be unreasonably withheld); and

            (k) other expenses of Manager that, based upon the Manager's reasonable good faith determination, are properly allocable to Practice Group.

      Section 6.3. Orthodontic Service Development. The parties acknowledge that Practice Group has opportunities to provide new orthodontic services and utilize new technologies that will require capital expenditures and that such opportunities would include such new and replacement equipment as may be economically justified. The parties agree that development of new orthodontic services will depend on, among other factors, anticipated volume, reimbursement and number of orthodontists, orthodontist support,


                                       5
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and financial performance of the Practice Group's business, subject to the requirements of any applicable leases and subleases.

      Section 6.4. Practice Expansion. To assist Practice Group in its plan to expand its practice through the addition of new orthodontists, equipment and facilities, Manager will use its reasonable efforts to support recruitment of Practice Orthodontists and to acquire additional equipment and facilities for such expansion, all as may be mutually agreed upon by Manager and Practice Group.

      Section 6.5. Audits and Statements. As soon as practicable after the end of each fiscal year, but in any event within ninety (90) days after such close, Manager shall prepare or cause to be prepared annual financial statements for the operations of the Practice Group's business. If Manager determines that audited statements of revenue for the Practice Group are in the best interest of Manager and the Practice Group, then Manager shall arrange for such audit and the cost of such audit shall be Manager's and not be a Practice Business Expense. Manager shall prepare or cause to be prepared (i) monthly unaudited financial information with respect to the Practice Group's operations, in a reasonable format consistent with the format for financial information provided by Manager to other orthodontic groups managed by it, and (ii) a monthly statement of Practice Business Expenses, each of which shall be delivered to Practice Group within forty (45) days after the close of each calendar month.

      Section 6.6. Inventory and Supplies. (a) Practice Group shall order and Manager shall purchase such inventory and supplies as are ordinary, necessary or appropriate and that Manager and Practice Group shall deem to be reasonably necessary in the operation of the Practice Group's business for delivery of quality orthodontic services in a cost-effective manner. The cost of such inventory and supplies shall be a Practice Business Expense. Such purchases shall be made from suppliers chosen by Practice Group, unless such inventory and supplies may be purchased from suppliers chosen by Manager at a lower cost than available to Practice Group.

            (b) Practice Group shall be responsible for oversight and supervision with respect to Licensed Orthodontic Supplies as required under applicable law. As used in this Agreement, "Licensed Orthodontic Supplies" means all drugs, pharmaceuticals, products, substances, items or devices whose purchase, possession, maintenance, administration, prescription or security requires the authorization or order of a licensed health care provider or requires a permit, registration, certification or other governmental authorization held by a licensed health care provider as specified under any federal and/or State law.

      Section 6.7. Management Services and Administration.

            (a) Practice Group appoints Manager as its sole and exclusive manager and administrator of all day-to-day business functions subject to the terms of this Agreement. Practice Group agrees that the purpose and intent of this Agreement is to relieve Practice Group, its stockholders and Practice Orthodontists to the maximum extent possible of the administrative, accounting, personnel and business aspects of their practice, with Manager assuming responsibility and being given all necessary authority to perform these functions. Manager agrees that Practice Group and only Practice Group will perform the orthodontic functions of Practice Group's practice. Manager will have no authority, directly or indirectly, to perform, and will not perform, any orthodontic or other dental or medical function.

            (b) Manager shall, on behalf of Practice Group, use all commercially reasonable efforts to bill patients and collect the professional fees for orthodontic and other dental services rendered by Practice Group, and for all other professional services. Manager shall use all commercially reasonable means to maximize the collection of all professional fees. Practice Group appoints Manager for the term of this Agreement to be its true and lawful attorney-in-fact, for the following purposes: (i) to bill patients in Practice Group's name and on its behalf; (ii) to collect accounts receivable resulting from such billing in Practice Group's name and on its behalf; (iii) to receive payments from all third party payors in Practice Group's name and on its behalf for deposit in a bank account in the name of and under the sole and exclusive control of Practice Group (the "Practice Group Account"); (iv) to take possession of, endorse in


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the name of Practice Group (and/or in the name of an individual Practice
Orthodontist, such payment intended for the purpose of payment of a Practice Orthodontist's bill), and deposit in the Practice Group Account any notes, checks, money orders, insurance payments and other instruments received in payment of accounts receivable; and (v) subject to prior written approval by Practice Group, to initiate the institution of legal proceedings in the name of Practice Group to collect any accounts and monies owed to Practice Group, to enforce the rights of Practice Group as creditor under any contract or in connection with the rendering of any service, and to contest adjustments and denials by governmental agencies (or fiscal intermediaries) and third-party payors. The performance of all billing and collection functions by Manager shall comply in all material respects with state and federal statutes, regulations and directives applicable to such functions. All payments of or with respect to professional fees for orthodontic services rendered by Practice Group shall be made to and shall first be deposited into the Practice Group Account. The bank in which the Practice Group Account is located shall be a bank that is not providing financing to Practice Group or acting on behalf of another party in connection with such financing. Practice Group shall instruct the bank in which the Practice Group Account is located to "sweep" (on a daily basis or such other basis as determined by Manager) such payments into a bank account in the name of and designated by Manager. Such instructions shall be revocable at the sole instruction of Practice Group; provided, however, that the revocation of such instructions by Practice Group shall constitute a material breach by Practice Group of this Agreement.

            (c) Manager shall supervise and maintain custody of all files and records relating to the Practice Group's business, including, without limitation, accounting, billing, patient orthodontic records and collection records. Subject to Article 10 hereof, Patient orthodontic records shall at all times be and remain the property of Practice Group and shall be located at the Office Facilities so that they are readily accessible for patient care. The management of all files and records shall comply with applicable local, state and federal statutes and regulations and shall adhere to all laws, rules and regulations covering orthodontist/patient privilege. Manager shall use commercially reasonable efforts to preserve the confidentiality of patient orthodontic records, shall use information contained in such records only for the limited purpose necessary to perform the services set forth in this Agreement, and shall be responsible for damages resulting from a breach of the foregoing due to its gross negligence; provided, however, in no event shall a breach of said confidentiality be deemed a default under this Agreement.

            (d) Manager shall provide the Practice Group with all reasonably necessary clerical, accounting, bookkeeping and computer services, printing, postage and duplication services, dental/orthodontic transcribing services and any other ordinary, necessary or appropriate service for the operation of the Practice Group's business, the cost of all of which shall be Practice Business Expenses.

            (e) Manager shall assist Practice Group in recruiting additional orthodontists, carrying out such administrative functions as may be appropriate such as advertising for and identifying potential candidates, checking credentials and arranging interviews. All orthodontists hired by Practice Group shall be the direct employees of Practice Group. Any out-of-pocket expenses incurred by Manager in the recruitment of orthodontists, including, without limitation, employment agency fees, relocation and interviewing expenses, shall be Practice Business Expenses.

            (f) Manager shall negotiate and administer all managed care and other similar payor contracts on behalf of Practice Group and shall consult with Practice Group on all professional or clinical matters relating to such contracts. In consideration of services provided pursuant to this Section 6.7(f), the Practice Group shall make payment to the Manager in the amount of $1,000 per year, payable in arrears upon the Practice Group's receipt of a statement from the Manager therefor; such $1,000 figure may be increased from year to year by an amount not to exceed 10% per year.

      Section 6.8. Personnel. Manager shall provide professional management and administrative personnel, clerical, bookkeeping and collection personnel reasonably necessary for the conduct of the Practice Group's business operations. Manager shall determine and cause to be paid (as a Practice Business Expense) the salaries and fringe benefits of all such personnel. Such personnel shall be under the on-going


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oversight of Manager. If Practice Group is dissatisfied with the services of an employee, Practice Group and Manager shall consult with one another with respect to such dissatisfaction. Practice Group shall in good faith determine whether the performance of that employee could be brought to acceptable levels through counsel and assistance, or whether the employment of such employee should be terminated. Subject to applicable employment laws, rules and regulations, all of Manager's and Practice Group's obligations regarding staff shall be governed by the overriding principle and goal of providing quality orthodontic care. Employee assignments shall be made to promote consistent and continued rendering of quality orthodontic support services and to provide prompt availability and accessibility of individual orthodontic support personnel to Practice Orthodontists in order to develop constant, familiar and routine working relationships between individual Practice Orthodontists and individual members of the orthodontic support personnel.

      Section 6.9. Marketing Services. The Manager shall use its reasonable commercial efforts to market the services provided by the Practice Group and other practice groups affiliated with Manager so as to maintain and enhance such practice groups' orthodontic practices. Such marketing shall be undertaken in a professional manner and shall be in compliance with applicable laws and regulations regulating advertising by the orthodontic profession. The parties agree that, at the option of the Manager, the "New Image" name or another name which identifies the group of affiliated orthodontists in the __________ market may be included in any or all signage, letterhead, professional announcements and the like relating to the Practice Group's services. In consideration of services provided pursuant to this Section 6.9, Practice Business Expenses shall include up to 2-1/2% of Net Revenues for each calendar year for actual expenses incurred by Manager for the development and placement of such orthodontic marketing and promotional materials.

      Section 6.10. Temporary Orthodontist Replacement; Transition to Retirement. (a) In the event that any Practice Orthodontist is disabled during the term of this Agreement, if requested, Manager will consult with such orthodontist and shall make a determination as to whether the circumstances make it appropriate to obtain the services of a temporary or permanent replacement for the period of such orthodontist's absence or the remaining portion of his or her employment agreement with the Practice Group. Considerations shall include, among other things, the likely duration of the replacement arrangement, replacement orthodontist availability, and compensation disparity between the affected Practice Orthodontist and replacement. If a determination is made that a temporary or permanent replacement is appropriate, Manager will use its reasonable commercial efforts to aid the Practice Group to locate and employ such replacement.

            (b) For any Practice Orthodontist who reaches the age of sixty-five (65) during the term of this Agreement, if requested, the Manager will consult with such orthodontist about the subject of retirement and arrangement for transitioning such orthodontist's practice to another orthodontist. Such consultation shall include consideration of the practicality of transition, the availability of replacement candidates, and costs of the transition to the Practice Group and the Manager. In any event, the Manager will cooperate with such orthodontist, assist in arranging for transition and facilitate the process to the extent practicable.

      Section 6.11. Events Excusing Performance. Manager shall not be liable to Practice Group for failure to perform any of the services required in this Agreement in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which Manager has no control for so long as such events continue, and for a reasonable period of time thereafter.

      Section 6.12. Compliance with Applicable Laws. Manager shall comply in all material respects with all applicable federal, state and local laws, regulations and restrictions in the conduct of its obligations under this Agreement.

      Section 6.13. No Practice of Medicine, Dentistry or Orthodontics. The parties acknowledge that Manager is not authorized or qualified to engage in any activity that may be construed or deemed to constitute the practice of medicine, dentistry or orthodontics nor does Manager intend to engage in any

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activity that may be deemed to constitute the practice of medicine, dentistry or orthodontics. To the extent any act or service required to be performed by Manager pursuant to this Agreement should be construed by a court of competent jurisdiction or by any applicable board of licensure to constitute the practice of medicine, dentistry or orthodontics, the requirement to perform that act or service by Manager shall be deemed waived and unenforceable.

      Section 6.14. No Warranty. Practice Group acknowledges that Manager has not made and will not make any express or implied warranties or representations that the services provided by Manager will result in any particular amount or level of orthodontic practice or income to Practice Group.

                    ARTICLE 7. OBLIGATIONS OF PRACTICE GROUP

      Section 7.1. Professional Services. Practice Group shall provide professional orthodontic services in compliance at all times with ethical standards, laws and regulations applying to the dental/orthodontic profession. Practice Group shall assure that each person associated with Practice Group to provide orthodontic care to patients of Practice Group is duly licensed and in good standing under all applicable laws, rules and regulations. If any disciplinary actions or professional malpractice actions are initiated against any such person, then Practice Group shall immediately by written notice inform Manager of such action and the underlying facts and circumstances. Practice Group shall carry out a written program to monitor the quality of orthodontic care provided by the Practice Group, which program shall be developed with the assistance of Manager's Clinical Board and shall from time to time be subject to review and approval by the Clinical Board.

      Section 7.2. Orthodontic Practice. Practice Group shall use and occupy the Office Facilities pursuant to and in compliance with the terms of all applicable lease agreements in the practice of dentistry/orthodontics and other uses permitted by the terms of such lease agreements, and shall comply with all applicable local rules, ordinances and all recognized standards of orthodontic care. The orthodontic practice or practices conducted at the Office Facilities shall be conducted solely by Practice Orthodontists, and no other orthodontist shall be permitted to use or occupy the Office Facilities without the prior written consent of Manager. As a continuing condition of Manager's obligations under this Agreement, each Practice Orthodontist and any other orthodontist or other health care practitioner retained by Practice Group to provide orthodontic services must (i) comply with, be controlled and governed by and otherwise provide orthodontic services in accordance with applicable federal, State and municipal laws, rules, regulations, ordinances and orders, and the ethics and standard of care of the dentistry/orthodontics community in which the principal office of such Practice Orthodontist or other health care practitioner is located and (ii) if appropriate, obtain and retain appropriate dentistry/orthodontic staff membership with appropriate clinical privileges at any health care facility at which orthodontic services are to be provided. In addition, the Practice Group shall cause its Practice Orthodontist or Practice Orthodontists to provide appropriate leadership of production and rendering of the Practice Group's services and shall provide appropriate participation in connection with marketing activities carried on by the Manager as provided in
Section 6.9 hereof.

      Section 7.3 Payment of Practice Group Expenses. Practice Group shall be responsible for the payment of all Practice Group Expenses. As used in this Agreement, "Practice Group Expenses" means:

            (a) Any federal, state or local income taxes of Practice Group and the costs of defending against any such tax or controversy involving any such tax;

            (b) Practice Orthodontists' (i) salaries and bonuses, (ii) other IRS Form W-2 income, (iii) IRS Form 1099 income, (iv) payroll taxes, (v) workers' compensation insurance premiums, and (vi) fringe benefits, including, without limitation, cafeteria plan expenses, retirement plan contributions, home office telephone expenses, automobile expenses (including, without limitation, car allowances, car rental expenses, gas, oil, maintenance, repairs, automobile liability and collision insurance and the entire cost of all uninsured automobile accidents), aircraft and air flight expenses (except when on a commercial airline for bona fide business of the Practice Group);

            (c) Life, health, disability income and professional liability insurance premiums for coverage of Practice Orthodontists and their dependents; provided, that Manager shall cover all Practice Orthodontists under any health, hospitalization or major medical insurance plan provided by Manager to its employees, at Manager's administrative expense, to the extent allowed by applicable law, and all premiums required to include the Practicing Orthodontists and their respective dependents under such policies shall be made by each individual Practice Orthodontist.

            (d) Costs of membership fees, assessments and dues in professional organizations, business groups, civic organizations and golf, tennis or country clubs and similar organizations (except for reasonable costs associated with membership in the American Association of Orthodontics, the American Dental Association and one local chamber of commerce organization that have been included in the applicable budget prepared in accordance with Article V or have otherwise been approved by Manager);

            (e) All costs and expenses associated with accounting, actuarial, legal and benefit plan administration incurred by or on behalf of Practice Group if not specifically included as a Practice Business Expense in this Agreement or in the applicable annual budget approved by the Advisory Board;

            (f) Uninsured malpractice claims against Practice Group, any of its employees or independent contractors (including, without limitation, claims in excess of the limits of any policy of professional liability insurance covering Practice Group and its employees and independent contractors), all uninsured legal costs and other expenses in defense of such claims and all uninsured malpractice liability judgments (including, without limitation, judgments in excess of the limits of any policy of professional liability insurance covering Practice Group and its employees and independent contractors), and interest on such judgments, assessed against Practice Group or any of its employees or independent contractors, and deductibles under any policy of professional liability insurance covering Practice Group and its employees and independent contractors; and

            (g) Direct personal expenses of Practice Orthodontists, including, without limitation, (i) personal use of pager and cellular telephone, personal dry cleaning, home office expenses, home computer costs and expenses, food, beverage, entertainment, travel and lodging expenses that are not primarily incurred for the bona fide development, maintenance or expansion of Practice Group, (ii) expenses of Manager or Practice Group employees or independent contractors providing personal services to particular Practice Orthodontists or their family members, and (iii) other essentially personal expenses.

      Section 7.4. Enforcement of Practice Orthodontist Employment Agreement. Practice Group shall be responsible for enforcement of the terms of employment agreements with Practice Orthodontists, and Manager shall be a third-party beneficiary as to the rights of the Practice Group under such agreements. As used in this Agreement, "Practice Orthodontists" means those individuals who are employees or shareholders of Practice Group or are otherwise under contract with Practice Group to provide professional orthodontic services to patients of Practice Group and are duly licensed to provide professional orthodontic services in the State of ___________, and "Practice Orthodontist" means any of such persons. With respect to Practice Orthodontists, Practice Group shall only employ and contract with licensed orthodontists meeting applicable credentialing guidelines established by Practice Group and otherwise in compliance with the provisions of this Agreement.

      Section 7.5. Continuing Orthodontics Education. Practice Group shall assure that each of its Practice Orthodontists participates in such continuing orthodontics education as is necessary for such orthodontist to practice orthodontics consistent with recognized and acceptable standards of professional practice.

      Section 7.6. Professional Liability Insurance Eligibility. Practice Group shall cooperate in the obtaining and retaining of professional liability insurance by assuring that its Practice Orthodontists are insurable and participating in an ongoing risk management program.

      Section 7.7. Events Excusing Performance. Practice Group shall not be liable to Manager for failure to perform any of the services required in this Agreement in event of strikes, lock-outs, calamities, Acts of God, unavailability of supplies or other events over which Practice Group has no control for so long as such events continue, and for a reasonable period of time thereafter.

      Section 7.8. Peer Review/Quality Assurance. Practice Group shall adopt the peer review/quality assessment program promulgated by the Clinical Board to monitor and evaluate the quality and cost-effectiveness of orthodontic services. Manager shall be permitted to participate in peer review/quality assurance activities as reasonably requested by Manager, but only to the extent that such assistance can be provided consistent with maintaining the confidentiality and nondiscoverability of the processes and actions of the peer review/quality assurance process of Practice Group.

      Section 7.9. Notice Concerning Effect on Operations or Financial Condition. Practice Group shall provide to Manager notice within five (5) business days after Practice Group has knowledge of the occurrence, or failure to occur, of any event that is reasonably likely to have a material adverse effect on the operations (as now or then conducted) or financial condition of Practice Group. If required by Manager's source or sources of financing, within five (5) days after request for the same from Manager, Practice Group shall provide to Manager a written certificate certifying that Practice Group has no knowledge of the occurrence, or failure to occur, of any event that is reasonably likely to have a material adverse effect on the operations (as now or then conducted) or financial condition of Practice Group since the most recently-provided certificate (or, if no such certificate has yet been provided, since the date of this Agreement), or describing in detail any such event or events and the likely material adverse effect of the same.

      Section 7.10 Notice of Certain Other Material Events. Practice Group shall provide to Manager prompt notice of (i) the occurrence, or failure to occur, of any event that Practice Group believes would be likely to cause (x) any of the representations or warranties of Practice Group contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any failure of Practice Group, or any officer, director, employee or agent of Practice Group, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iii) any event of default under any agreement with respect to indebtedness for borrowed money or a purchase money obligation, and any event that, upon notice or lapse of time or both, would constitute such an event of default, in each case which event of default would permit the holder of such indebtedness or obligation to accelerate the maturity of such indebtedness, or (iv) any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency that, if adversely determined, would materially impair the right of Practice Group to carry on its business substantially as now or then conducted, or would have a material adverse effect on Practice Group.

      Section 7.11. Maintenance of Financial and Accounting Records. The Practice Group shall maintain its historical accounting and financial records (for a period of duration not less than that which begins on the date which is five (5) years prior to the date hereof and ends on the date hereof) until such time as the Manager shall provide written direction that such records no longer need be maintained. In the event that at any time the Manager determines that an audit of such historical accounting and financial records is in the best interest of the Manager and the Practice Group, the Manager, at its own expense and for its own account, shall prepare or cause such audit to be prepared and Practice Group shall provide its support and assistance in and shall otherwise facilitate the preparation of such audited financial statements.

      Section 7.12. P.C. Stock. Without the prior written consent of Manager, which consent with respect to (ii) below shall not be withheld unreasonably, (i) Practice Group shall not issue additional shares of Common Stock or any other equity security to any person, and (ii) the Practice Group shall not employ any Practice Orthodontist other than any Practice Orthodontist who is employed by the Practice Group on and as of the date of this Agreement.


              ARTICLE 8. RESTRICTIVE COVENANTS; EXCLUSIVE TERRITORY

      The parties recognize that the practice management services to be provided by Manager shall be feasible only if Practice Group operates an active orthodontic practice to which the Practice Orthodontists devote their full time and attention.

      Section 8.1. Confidential and Proprietary Information. "Confidential Information" means all or any portion of any information or compilation of information developed, licensed, purchased or otherwise obtained by or belonging to Manager (other than patient files and charts), whether or not provided or developed in connection with the performance of services under this Agreement, including, without limitation, any financial, dental, orthodontic, operational, scientific or technical information, design, process, procedure, formula, improvement, system, manuals, devices, computer software or hardware, the terms of any payor agreements, business plans, policies or procedures, case management and quality improvement programs and orthodontic/dental or clinical treatment protocols or standards, however stored or recorded, including, without limitation, in written, oral, graphic, or pictorial form, computer discs or hard drives, magnetic tape, digital or any other electronic medium. However, Confidential Information does not mean or include information that (i) is or subsequently becomes generally available to the public other than (x) as a result of disclosure, directly or indirectly, by Practice Group in violation of this Agreement or any other obligation of non-disclosure owed to Manager or (y) the breach of any obligation owed by any third party to Manager; (ii) prior to its disclosure to Practice Group, was within the possession of or available to Practice Group on a non-confidential basis; (iii) is disclosed with the prior written approval of Manager; or (iv) is obligated to be produced under an order of a court of competent jurisdiction or a valid administrative, congressional or other subpoena, civil investigative demand or similar process; provided, however that upon issuance of any such order, subpoena, demand or other process, Practice Group shall promptly notify Manager and shall provide Manager an opportunity (if then available) to contest, at Manager's expense the propriety of such order or subpoena or to arrange for appropriate safeguards against further disclosure by the court or administrative or congressional body seeking to compel disclosure of such Confidential Information.

            (a) Practice Group acknowledges that Manager retains sole and complete ownership and all rights to Confidential Information and nothing contained in this Agreement shall be construed as a license or transfer of Confidential Information or any portion of it to or for the benefit of Practice Group, either during the term of this Agreement or thereafter. Upon termination or expiration of this Agreement, Manager shall have the right to remove and retain all Confidential Information, and Practice Group shall immediately upon request deliver to Manager all Confidential Information and all copies of Confidential Information.

            (b) Practice Group acknowledges that Manager has and shall have invested a significant amount of its resources in obtaining, developing and maintaining Confidential Information and that its value may be diminished or destroyed if Practice Group or any associated orthodontist discloses Confidential Information to a third party. Accordingly, Practice Group and all associated orthodontists shall strictly maintain the confidentiality of Confidential Information. Practice Group shall not duplicate or permit access to Confidential Information by any third party or to any of Practice Group's personnel except on a strict "need-to-know" basis and in the ordinary course of business. All such individuals shall be informed of the confidential nature of Confidential Information, will be explicitly directed by Practice Group not to disclose Confidential Information to any other person and will expressly agree to be bound by the obligations contained in this Section. Practice Group shall not loan, lease or otherwise permit the use of any Confidential Information by any other person or entity, regardless of its relationship to Practice Group. Practice Group agrees to be responsible for any breach of this Section by its officers, directors and employees, and Practice Group agrees to use its best efforts to cause affiliates, advisors, agents, representatives, contractors, employees and any others granted access to Confidential Information by

Practice Group to observe the requirements of this Section. Practice Group shall immediately notify Manager of any suspected or actual breach of the requirements contained in this Section. The provisions of this Section shall survive any termination or expiration of this Agreement.

            (c) The written employment agreements described in Section 8.2(d) shall contain covenants of all Practice Group employees to keep confidential, not to use or disclose and to return all records of, Confidential Information.

            (d) Practice Group understands and acknowledges that Manager would be irreparably harmed by a breach of this Section and it may be difficult to estimate damages resulting from such a breach. Consequently, Manager shall be entitled to injunctive or such other equitable relief as may be appropriate to prevent a breach or threatened or continuing breach of this Section, and to secure the enforcement of its provisions, without the necessity of posting a bond (cash or otherwise, unless required by applicable law), and without foregoing any legal relief (including recovery of monetary damages) which Manager may otherwise be entitled to pursue. If any provision of this Section is held by a court of competent jurisdiction to be unenforceable for any reason, including, without limitation, an excessive time period or overly-broad description of Confidential Information, Practice Group and Manager agree that such provision shall be reformed so that such provision and this Section would be held enforceable. The foregoing shall be without prejudice to any applicable state or federal law protecting trade secrets or confidential information.

      Section 8.2. Noncompetition. Practice Group acknowledges that Manager will incur substantial costs in providing the equipment, support services, personnel, management, administration, and other items and services that are the subject matter of this Agreement, and that in the process of providing practice management services under this Agreement, Practice Group will be privy to the Confidential Information as well as other financial and proprietary information, to which Practice Group would not otherwise be exposed. The parties also recognize that the practice management services to be provided by Manager will be feasible only if Practice Group operates an active orthodontic practice to which the orthodontists associated with Practice Group devote their full professional time and attention. Practice Group agrees and acknowledges that the noncompetition covenants described in this Agreement are necessary for the protection of Manager, and that Manager would not have entered into this Agreement without the following covenants.

            (a) For so long as this Agreement is in effect, except for its obligations pursuant to this Agreement, Practice Group shall not establish, operate or provide orthodontic services at any orthodontic office or other health care facility unless the same is subject to the terms of this Agreement. Notwithstanding the immediately preceding sentence, but nevertheless subject to all other provisions of this Section 8.2, Manager agrees not to unreasonably withhold its consent to Practice Group's participation in certain charitable, educational and other community service related activities (including, without limitation, participation on boards and committees of health care organizations) or to Practice Group's participation in research, publishing, lecturing or expert witness activities, provided that such activities cannot reasonably be expected to interfere with or adversely affect the business of Practice Group or the performance of Practice Group's obligations under this Agreement, and provided further that such activities are performed in a manner and at a time that does not interfere with or adversely affect (i) the dedication by the Practice Orthodontists of their full professional time and attention to the business of Practice Group or (ii) the performance by the Practice Orthodontists of their full job responsibilities to Practice Group.

            (b) Except as specifically agreed to by Manager in writing or as provided in Section 8.2(f) below, Practice Group covenants and agrees that prior to the termination of this Agreement and for a period of _______ (_) years from the date this Agreement is terminated, Practice Group shall not directly or indirectly (through its shareholders or otherwise) own (excluding ownership of less than one percent (1%) of the equity of any publicly traded entity), manage, operate, control, contract with or be otherwise associated with, lend funds to, lend its name to or maintain any interest whatsoever in any enterprise (i) having to do with the provision, distribution, promotion or advertising of any type of management or administrative services or products to orthodontists, orthodontic facilities or orthodontic practices in competition with Manager (or any of its affiliates) within the geographic area defined as a ____ (__) mile radius of (x) any current facility from which Practice Group provides orthodontic services, or (y) any future facility from which Practice Group provides orthodontic services that are subject to either this Agreement or another management service agreement with Manager (or any of its affiliates) (the "Practice Territory"); and/or (ii) offering any type of service(s) or product(s) to orthodontists or orthodontic practices located in the Practice Territory substantially similar to the types of services or products offered by Manager (or any of its affiliates) in the Practice Territory.

            (c) Practice Group also agrees that, prior to the termination of this Agreement and for a period of ______ (_) years after the termination of this Agreement, Practice Group will not, directly or indirectly (through its shareholders or otherwise), for its own benefit or the benefit of others, induce, or attempt to induce, any employee of Manager (or any of its affiliates) to terminate his or her association with any such party; provided, however, that this provision shall not apply to the obligation of Practice Group to rehire employees as provided in Section 12.5 below. Practice Group further agrees that, for a period of ______ (_) years after the termination of this Agreement, Practice Group will not, directly or indirectly (through its shareholders or otherwise), for its own benefit or the benefit of others, solicit any patient of any orthodontic practice that has a management service agreement with Manager (or any of its affiliates) and that is located within the Practice Territory for the purpose of causing such patient to become a patient or prospective patient of any facility or orthodontic practice not owned or managed by Manager or an affiliate of Manager.

            (d)   (i)   Practice Group shall obtain and enforce formal written
employment agreements with all of its present and future Practice Orthodontists in the form of Exhibit 8.2 containing the essential orthodontist employment provisions required by Manager. It is understood that said employment agreements may contain material different provisions relating to compensation and other matters, so long as said additional provisions are not inconsistent with the provisions contained in the agreement described in Exhibit 8.2. Practice Group covenants that any termination of a Practice Orthodontist shall be made in good faith and not for the purpose of circumventing this Agreement.

                  (ii) Practice Group agrees that it will diligently enforce the obligations of the Practice Orthodontists to Practice Group under the Orthodontist Employment Agreement in the form attached hereto as Exhibit 8.2, the parties acknowledge and agree that any failure by Practice Group to diligently enforce the obligations of the Practice Orthodontists to Practice Group under Articles 2, 4, 6 and 7 of such Employment Agreement (including, without limitation, the obligation to pay damages under Article 4 thereof) shall constitute an immediate and material breach of this Agreement.

            (e) Practice Group understands and acknowledges that the foregoing provisions in this Section are designed to preserve the goodwill of Manager and the goodwill of the individual orthodontic practitioners of Practice Group. Accordingly, if Practice Group breaches any obligation of Section 8.1 or this
Section 8.2, in addition to any other remedies available under this Agreement, at law or in equity, Manager shall be entitled to enforce this Agreement by injunctive relief and by specific performance of the Agreement, such relief to be without the necessity of posting a bond, cash or otherwise (unless required by applicable law). Additionally, nothing in this paragraph shall limit Manager's right to recover any other damages to which it is entitled as a result of Practice Group's breach. If any one or more of the provisions of this Section
8.2 or any word, phrase, clause, sentence or other portion of this Section 8.2 (including, without limitation, the geographical, temporal or scope of activity restrictions contained in this Section 8.2) shall be held to be unenforceable or invalid for any reason, such provision or portion of provision shall be modified or deleted in such a manner so as to make this Section 8.2, as modified, legal and enforceable to the fullest extent permitted under applicable law.

            (f) Notwithstanding anything to the contrary contained in this Agreement, upon the termination of this Agreement by Practice Group pursuant to
Section 12.3(a) or (b), the restrictive covenants contained in Section 8.2(a),
(b) and (c) shall terminate and be of no further force or effect with respect to Practice Group.

                        ARTICLE 9. FINANCIAL ARRANGEMENTS

      Section 9.1. Practice Group Distributions. (a) For purposes of this Agreement and, in particular, this Section 9.1:

                  (i) "Adjustments" to Practice Group Revenues means adjustments, determined in accordance with generally accepted accounting principles, consistently applied, for refunds or overpayments.

                  (ii) "Net Revenue" means Practice Group Revenues less Adjustments.

                  (iii) "Practice Group Revenues" means the sum of all revenues, computed on a cash basis as defined by generally accepted accounting principles, accruing after the effective date of this Agreement and generated by or on behalf of Practice Group or its employees or contractors as a result of professional orthodontic services and ancillary services, if any, provided to patients, pharmaceuticals and other items and supplies sold to patients, and all other fees or income generated by such persons in their capacities as Practice Orthodontists, contractors of Practice Group or employees of Practice Group. Notwithstanding the foregoing, Practice Group Revenues shall not include (i) remuneration paid for charitable, educational or other community service related activities that have been consented to by Manager pursuant to Section 8.2(a) above or
      (ii) remuneration paid for research, publishing, lecturing or expert witness activities that have been consented to by Manager pursuant to
      Section 8.2(a) above.

                  (iv)  "Practice Overhead" means Practice Business Expenses.

            (b) The distribution payable to the Practice Group on an annual basis out of Net Revenue shall be the sum of two components: (i) the Net Revenue Component, and (ii) the Practice Overhead Component (the "Practice Group Distribution"). The Practice Group Distribution shall be payable monthly (on a provisional basis, to be reconciled as provided in Section 9.4) as provided in
Section 9.2 and 9.3.

                  (i) The "Net Revenue Component" payable provisionally for a particular calendar month, or part thereof, shall be a percentage of Net Revenue for such calendar month (on a cash basis), such percentage to be based upon Net Revenue for the immediately preceding calendar quarter (determined on a cash basis as reflected in the Practice Group's most up-to-date financial information for such quarter as is available at the time of a particular month's determination), as follows:

                 Net Revenue for                 % of Current Month
            Prior Calendar Quarter              Net Revenue Payable
            ----------------------              -------------------
              $0-$99,999                              20.0%
              $100,000-$124,999                       22.0%
              $125,000-$149,999                       23.0%
              $150,000-$199,999                       24.0%
              $200,000-$249,999                       25.0%
              $250,000-$312,499                       26.0%
              $312,500-$374,999                       26.5%
              $375,000-$437,499                       27.0%
              $437,500-$499,999                       28.0%
              $500,000+                               29.0%


                  (ii) The "Practice Overhead Component" payable provisionally for a particular calendar month, or part thereof, shall be a percentage of Net Revenue for such calendar month, such percentage to be based upon Practice Overhead for the prior calendar quarter as a percentage of Net Revenue for the prior calendar quarter (determined on an accrual basis as reflected in the Practice Group's most up-to-date financial information for such quarter as is available at the time of a particular month's determination), as follows:

                                               % of Current Month
        Practice Overhead Percentage           Net Revenue Payable
         for Prior Calendar Quarter             (or to Be Offset)
         --------------------------             -----------------
               70.0%+                                 -5.0%
               69.0-69.99%                            -4.0%
               68.0-68.99%                            -3.5%
               67.0-67.99%                            -3.0%
               66.0-66.99%                            -2.5%
               65.0-65.99%                            -2.0%
               64.0-64.99%                            -1.5%
               63.0-63.99%                            -1.0%
               62.0-62.99%                            -0.5%
               61.0-61.99%                            -0.5%
               60.0-60.99%                             0.0%
               58.0-59.99%                             0.5%
               57.0-57.99%                             1.0%
               55.0-56.99%                             1.5%
               54.0-54.99%                             2.0%
               53.0-53.99%                             2.5%
               52.0-52.99%                             3.0%
               51.0-51.99%                             4.0%
               50.0-50.99%                             4.5%
               49.0-49.99%                             5.5%
               48.0-48.99%                             6.0%
               47.0-47.99%                             7.0%
               46.0-46.99%                             7.5%
               45.0-45.99%                             8.5%
               44.0-44.99%                             9.0%
               43.0-43.99%                             9.5%
               42.0-42.99%                            10.0%
               41.0-41.99%                            10.5%
               40.0-40.99%                            11.0%
               39.0-39.99%                            12.0%
               38.0-38.99%                            12.5%
               37.0-37.99%                            13.0%
               36.0-36.99%                            13.5%
               35.0-35.99%                            14.5%
               below 35%                              15.0%


      Section 9.2. Computation for Partial Month. As to any partial month computation, (i) Net Revenues for all of the days of such month shall be computed, (ii) the amount so determined shall be divided by the total number of business days in such month, and (iii) the quotient so obtained shall be multiplied by the number of business days during which this Agreement was effective. The product so obtained shall constitute the Net Revenue for such partial month.

      Section 9.3. Payment of Practice Business Expenses. Each month, Manager shall make payments out of Manager's bank account referred to in Section 6.7(b) to effect payment of Practice Business Expenses. Payment shall thereafter be made to Manager in the amount of (i) all Practice Business Expense paid or incurred by Manager (out of Manager's own funds) during the prior month and (ii) any amounts advanced by Manager to Practice Group during the prior month to fund obligations of Practice Group. Except as provided in Section 9.5(b) hereof, payment shall then be made to Practice Group in the amount of its provisional monthly distribution, as described in Section 9.1 and 9.2 above.

      Section 9.4 Annual Adjustment. On or before March 31 of each calendar year, the parties shall reconcile the aggregate amount of the Practice Group Distribution for the prior year in the manner provided above in this Article 9 ("Provisional Distribution Amount") with the total amount of such distribution that should have been paid based upon the actual Net Revenue for such year, taking into consideration the requirement of Section 9.5(b) hereof, and on the basis of Net Revenue and Practice Overhead tables (the "Confirmed Distribution Amount") as follows:

                          Confirmed Distribution Amount
                                Net Revenue Table

                 Net Revenue for                  % of Annual
                  Calendar Year                Net Revenue Payable
                  -------------                -------------------
              $0-$399,000                            20.0%
              $400,000-$499,000                      22.0%
              $500,000-$599,000                      23.0%
              $600,000-$799,000                      24.0%
              $800,000-$999,000                      25.0%
              $1,000,000-1,249,999                   26.0%
              $1,250,000-1,499,999                   26.5%
              $1,500,000-1,749,000                   27.0%
              $1,750,000-1,999,999                   28.0%
              $2,000,000+                            29.0%

                          Confirmed Distribution Amount
                             Practice Overhead Table

      Practice Overhead Percentage                   % of Net Revenue
           for Calendar Year                     Payable (or to Be Offset)
           -----------------                     -------------------------

             70.0%+                                         -5.0%
             69.0-69.99%                                    -4.0%
             68.0-68.99%                                    -3.5%
             67.0-67.99%                                    -3.0%
             66.0-66.99%                                    -2.5%
             65.0-65.99%                                    -2.0%
             64.0-64.99%                                    -1.5%
             63.0-63.99%                                    -1.0%
             62.0-62.99%                                    -0.5%
             61.0-61.99%                                    -0.5%
             60.0-60.99%                                     0.0%
             58.0-59.99%                                     0.5%
             57.0-57.99%                                     1.0%
             55.0-56.99%                                     1.5%
             54.0-54.99%                                     2.0%
             53.0-53.99%                                     2.5%
             52.0-52.99%                                     3.0%
             51.0-51.99%                                     4.0%
             50.0-50.99%                                     4.5%
             49.0-49.99%                                     5.5%
             48.0-48.99%                                     6.0%
             47.0-47.99%                                     7.0%
             46.0-46.99%                                     7.5%
             45.0-45.99%                                     8.5%
             44.0-44.99%                                     9.0%
             43.0-43.99%                                     9.5%
             42.0-42.99%                                    10.0%
             41.0-41.99%                                    10.5%
             40.0-40.99%                                    11.0%
             39.0-39.99%                                    12.0%
             38.0-38.99%                                    12.5%
             37.0-37.99%                                    13.0%
             36.0-36.99%                                    13.5%
             35.0-35.99%                                    14.5%
             below 35%                                      15.0%

To the extent that the Confirmed Distribution Amount exceeds the Provisional Distribution Amount for such year, Manager shall make payment of the difference to Practice Group. To the extent that the Provisional Distribution Amount for such year exceeded the Confirmed Distribution Amount, Practice Group shall make payment of the difference to Manager. Any such amounts due from the one party to the other shall be paid by April 15.

      Section 9.5. Fees to Manager. (a) In addition to other amounts received or retained by Manager as provided in this Agreement, Practice Group shall make payment of fees to Manager in an amount equal to any damages or fees payable to Practice Group from any former Practice Orthodontist pursuant to such Practice Orthodontist's employment agreement with Practice Group; plus

            (b) If for a calendar year, Net Revenues are less than the sum of Confirmed Distribution Amount, the Practice Business Expenses and $____________ [12% of purchase price], Practice Group shall make payment of the deficit to Manager not later than April 15 of the following year. For any partial calendar year, such deficit, if any, shall be determined in a pro rata manner.

            (c) Notwithstanding anything contained herein to the contrary, the maximum fees payable to Manager pursuant to Section 9.3 herein shall be 19.5% of Net Revenues. The limitation in this Section 9.5(c) shall be applicable only so long as _____________ is the sole shareholder of Practice Group and is practicing orthodontics on a full-time basis as set forth in the Employment Agreement between Practice Group and ________________.

      Section 9.6. Assignment of Fees for Orthodontic Services. (a) Practice Group hereby irrevocably assigns and sets over to Manager all of its rights to the account receivables of Practice Group, and shall obtain a like assignment from all Practice Orthodontists. Practice Group shall endorse (and shall cause each Practice Orthodontist to endorse) any payments received on such accounts receivable to the order of Manager and shall take such other actions as may be necessary to confirm to Manager the rights set forth in this Section 9.6(a).

            (b) Without limiting the generality of the foregoing, it is the intent of the parties that the assignment to Manager of the rights described in
Section 9.6(a) above shall be inclusive of the rights of Practice Group and any Practice Orthodontists to receive payment with respect to any services rendered prior to the effective date of any expiration or termination of this Agreement. Practice Group agrees and shall cause each Practice Orthodontist to agree, that Manager shall retain the right to collect and retain for its own account any accounts receivable relating to any such services rendered prior to the effective date of any such expiration or termination of this Agreement ("Pre-Termination Accounts Receivable").

            (c) Practice Group acknowledges that Manager may grant a security interest in the revenues of Practice Group (the "Revenues") or the Pre-Termination Accounts Receivable, or either or both of the foregoing, to the lender(s) under its working capital credit facility (whether one or more, "Credit Facility Lender"), as in effect from time to time. Practice Group agrees that such security interest of the Credit Facility Lender is intended to be a first priority security interest and is superior to any right, title or interest which may be asserted by Practice Group or any Practice Orthodontist with respect to Revenues or Pre-Termination Accounts Receivable or the proceeds thereof.

            (d) If, contrary to the mutual intent of Manager and Practice Group, the assignment of rights described in this Section 9.6 shall be deemed, for any reason, to be ineffective as an outright assignment, then Practice Group and each Practice Orthodontist shall, effective as of the date of this Agreement, be deemed to have granted (and Practice Group does hereby grant, and shall cause each Practice Orthodontist to grant) to Manager a first priority lien on and security interest in and to any and all interests of Practice Group and such Practice Orthodontist in the Revenues and any Pre-Termination Accounts Receivable generated by the orthodontic practice of Practice Group and its Practice Orthodontists or otherwise generated through the Practice Group's orthodontic practice, and all proceeds with respect thereto, to secure the obligations of Practice Group under this Agreement and shall be deemed to be a security agreement to the extent necessary to give effect to the foregoing. Practice Group shall execute and deliver, and cause each Practice Orthodontist to execute and deliver, all such financing statements as Manager may request in order to perfect such security interest. Practice Group shall not grant (and shall not suffer any Practice Orthodontist to grant) any other lien on or security interest in or to such Revenues or accounts receivable or any proceeds thereof.

      Section 9.7. No Sharing of Professional Fees. Payment of the fees and the purchase of Accounts Receivable specified in this Agreement is not intended to be and shall not be interpreted or applied as permitting Manager to share in Practice Group's fees for orthodontic services or any other services, but is acknowledged as the parties' negotiated agreement as to the reasonable fair market value of the contract analysis and support, other support services, purchasing, personnel, office space, management, administration, strategic management and other items and services furnished by Manager pursuant to this Agreement, considering the nature and volume of the services required and the risks assumed by Manager.

      Section 9.8. Security Agreement. Although it is the intention of the parties that Manager purchase and become owner of the Accounts Receivable of Practice Group purchased pursuant to Section 9.6, in case any such purchase shall be ineffective for any reason, Practice Group shall enter into a security agreement in a form mutually agreed upon by Manager and Practice Group, and pursuant thereto will grant and create a security interest in the Accounts Receivable in favor of Manager to secure the immediate repayment to Manager of all indebtedness and obligations of Practice Group to Manager arising under or in connection with this Agreement. In addition, Practice Group shall cooperate with Manager and execute all necessary documents in connection with the pledge or assignment of such Accounts Receivable to Manager or, at Manager's option, its lenders or investors. All collections in respect of such Accounts Receivable shall be deposited in the Practice Group Account, and to the extent Practice Group comes into possession of any payments in respect of such Accounts Receivable, Practice Group shall promptly (but in no event later than three (3) days after coming into possession of same) direct such payments to Manager for deposit into the Practice Group Account.

      Section 9.9. Pledge, Assignment Documents. Practice Group and Manager shall cooperate with one another and provide for execution of all necessary documents in connection with the pledge or assignment of purchased Accounts Receivable to Manager or, at Manager's option, its lenders.

                               ARTICLE 10. RECORDS

      Section 10.1. Patient Records. Upon termination of this Agreement, Practice Group shall retain all patient orthodontic records maintained by Practice Group or Manager in the name of Practice Group, and, to the extent permissible under applicable law, the Manager shall be provided with copies of all such records. Practice Group shall, at its option, be entitled to retain copies of financial and accounting records relating to all orthodontic services performed by Practice Group.

      Section 10.2. Records Owned by Manager. All records relating in any way to the operation of the business of the Practice Group by Manager as provided under this Agreement which are not the property of Practice Group under the provisions of Section 10.1 above, shall at all times be the property of Manager.

      Section 10.3. Access to Records. During the term of this Agreement, and thereafter, Practice Group or its designee shall have reasonable access during normal business hours to Practice Group's and Manager's records, including, but not limited to, records of collections, expenses and disbursements as kept by Manager in performing Manager's obligations under this Agreement, and Practice Group may copy any or all such records, in each case, subject to the confidentiality provisions of Article 8. During the term of this Agreement, and thereafter, Manager or its designee shall have reasonable access during normal business hours to Practice Group's records and Manager may copy at its expense any or all of such records.

                       ARTICLE 11. INSURANCE AND INDEMNITY

      Section 11.1. Insurance to be Maintained by or for Practice Group. Throughout the term of this Agreement, Practice Group shall maintain comprehensive professional liability insurance with a reputable insurance company or companies and with such limits and coverages as are reasonably acceptable to Manager, it being acknowledged by the parties that such limits shall not be less than $1,000,000 for an individual event and $3,000,000 in the aggregate; provided, however, that all such professional liability insurance shall be subject to the approval of Practice Group. All such coverage for professional liability insurance shall comply with state law requirements designed to provide proper coverage for Practice Group. Practice Group shall be responsible for payment of all premiums for such insurance and for all of its liabilities in excess of the limits of such policies or with respect to any deductible amount, all as Practice Group Expense. Upon request of the Practice Group, Manager shall use its commercially reasonable efforts to obtain such professional liability insurance from sources known to Manager. Any policy of professional liability insurance obtained by or for the benefit of the Practice Group shall contain a provision forbidding cancellation of such insurance by either the carrier or the insured until at least thirty (30) days after written notice of the proposed cancellation is provided to the Manager. A certificate of insurance describing the policy shall be furnished by the Practice Group to the Manager at the time of the closing provided for in the ___________ Agreement.

      Section 11.2. Insurance to be Maintained by Manager. Throughout the term of this Agreement, Manager shall provide and maintain, as a Practice Business Expense, (a) comprehensive professional liability insurance for all professional employees of Manager who work in the Office Facilities with limits as determined reasonable by Manager, (b) comprehensive general liability and property insurance covering the Practice Group's premises and operations, and (c) any other insurance required by applicable law or customarily carried by or for businesses similar to the Practice Group.

      Section 11.3. Tail Insurance Coverage. Practice Group will cause each individual orthodontist who associates with Practice Group after the date of this Agreement to enter into an agreement with Practice Group to the effect that, if the professional liability insurance maintained by Practice Group pursuant to Section 11.1 above is other than an "occurrence" policy, upon termination of such orthodontist's relationship with Practice Group, for any reason, a commercially reasonable amount of tail insurance coverage (or final endorsement premium or prior acts coverage) will be purchased. Such provisions may be contained in employment agreements, restrictive covenant agreements or other agreements entered into by Practice Group and the individual orthodontists, and Practice Group covenants with Manager to enforce such provisions relating to the tail insurance coverage or to provide such coverage at the expense of Practice Group.

      Section 11.4. Additional Insureds. Practice Group and Manager agree to use their reasonable efforts to have each other named as an additional insured on the other's respective liability insurance policies.

      Section 11.5. Indemnification. Practice Group shall indemnify, hold harmless and defend Manager, its officers, directors, shareholders, employees, agents and subcontractors from and against any and all liability, loss, damage, claim, causes of action and expenses (including reasonable attorneys' fees)("Claims"), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of orthodontic services or the performance of any intentional acts, negligent acts or omissions by Practice Group and/or its shareholders, agents, employees and/or subcontractors (other than Manager and its employees) during the term of this Agreement. Manager shall indemnify, hold harmless and defend Practice Group, its officers, directors, shareholders, employees, agents and subcontractors, from and against any and all Claims, whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of any intentional acts, negligent acts or omissions by Manager and/or its shareholders, agents, employees and/or subcontractors (other than Practice Group and its employees) in connection with the performance of Manager's obligations under this Agreement.

                        ARTICLE 12. TERM AND TERMINATION

      Section 12.1. Term of Agreement. The term of this Agreement shall commence on the date of this Agreement and shall expire on the fortieth (40th) anniversary of such date, unless earlier terminated pursuant to the terms of this Agreement.

      Section 12.2. Extended Term. Unless earlier terminated as provided for in this Agreement, the term of this Agreement shall be automatically extended for an additional term of forty (40) years, unless Manager delivers to Practice Group, not less than twelve (12) months nor earlier than fifteen (15) months prior to the expiration of the initial term, written notice of Manager's intention not to extend the term of this

Agreement. Under no circumstances will the term of this Agreement extend past any date which would violate the rule against perpetuities as contained in applicable law.

      Section 12.3. Termination by Practice Group. Practice Group shall have the right to terminate this Agreement as follows:

            (a) In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by Manager, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by Manager, except for the filing of a petition in involuntary bankruptcy against Manager which is dismissed within sixty (60) days thereafter, Practice Group may give notice of the immediate termination of this Agreement.

            (b) In the event Manager shall default in the performance of any duty or obligation imposed upon it by this Agreement, which default if it continued uncured would have a material adverse effect on the continued existence or business operations of Practice Group, and such default shall continue for a period of thirty (30) days after written notice of such default has been given to Manager by Practice Group, or in the event of a default that cannot reasonably be cured within such thirty (30)-day period, Manager shall fail to commence a cure within such thirty (30)-day period or shall fail thereafter diligently and in good faith to pursue such cure to completion (the time for cure in any event not to exceed one hundred eighty (180) days after such written notice of default), then Practice Group may give written notice of the immediate termination of this Agreement.

Practice Group shall exercise its right to terminate this Agreement by written notice to Manager to such effect no later than sixty (60) days following the date of the event giving rise to such right to terminate.

      Section 12.4. Termination by Manager. Manager shall have the right to terminate this Agreement as follows:

            (a) In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by Practice Group, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by Practice Group, except for the filing of a petition in involuntary bankruptcy against Practice Group which is dismissed within sixty (60) days thereafter, Manager may give notice of the immediate termination of this Agreement.

            (b) In the event Practice Group shall default in the performance of any duty or obligation imposed upon it by this Agreement, and such default shall continue for a period of thirty (30) days after written notice of such default has been given to Practice Group by Manager, or in the event of a default that cannot reasonably be cured within such thirty (30)-day period, Practice Group shall fail to commence a cure within such thirty (30)-day period or shall fail thereafter diligently and in good faith to pursue such cure to completion (the time for cure in any event not to exceed one hundred eighty
(180) days after such written notice of default), then Manager may give written notice of the immediate termination of this Agreement.

            (c) In the event the license of any Practice Orthodontist to practice dentistry or orthodontics in the State of ___________- is suspended or revoked, or he or she is subject to any final disciplinary action by any dental or orthodontics licensing board or any similar body on any grounds, or he or she dies or becomes mentally or physically disabled and, by reason of such disability, is in the reasonable judgment of Manager unable to conduct his or her orthodontic practice on substantially the same basis as it was conducted prior to such disability, or if any Practice Orthodontist retires or sells his or her interest in Practice Group and/or ceases to practice orthodontics on substantially the same basis as it was conducted on the effective date of this Agreement, then Manager may give written notice to Practice Group of Manager's intent to terminate this Agreement, which termination shall be effective thirty
(30) days after the date of such notice, or on such later date as may be indicated in such notice.

            (d) In the event that Practice Group Revenues for any fiscal year of the Practice Group shall be less than $__________ [2/3 of trailing 12 months revenues], as reflected in the Practice Group's year-end financials for such fiscal year.

Manager shall exercise its right to terminate this Agreement by written notice to Practice Group to such effect no later than sixty (60) days following the date of the event giving rise to such right to terminate.

      Section 12.5. Repurchase of Assets. In the event that Practice Group terminates this Agreement pursuant to Section 12.3 above, Practice Group shall have the right to repurchase assets from Manager and shall exercise such right by written notice to Manager to such effect no later than ten (10) business days following the effective date of the notice of termination provided for in
Section 12.3. In the event that the Manager terminates this Agreement pursuant to Section 12.4 above, the Manager shall have the right to require repurchase of assets by the Practice Group and shall exercise such right by written notice to Practice Group to such effect no later than ten (10) business days following the date of notice of termination provided for in Section 12.4 above. In the event that (i) the Practice Group exercises its right so to repurchase assets, or (ii) the Manager exercises its right to cause the Practice Group so to repurchase assets, Practice Group shall:

            (a) Purchase from Manager, at the amortized or depreciated book value, all tangible assets (including, without limitation, inventory, supplies, and equipment, and any improvements, additions and leasehold improvements that have been made by Manager at any Office Facility, but excluding real property and Accounts Receivable), intangible assets, prepaid expenses and contractual obligations (and assume the obligations thereunder) relating to the business of the Practice Group;

            (b) Purchase from Manager, at the greater of (i) fair market replacement value (determined as provided below as of the date of termination of this Agreement) or (ii) amortized or depreciated book value, any real property owned by Manager and used on a substantially exclusive basis in connection with the business of the Practice Group;

            (c) Assume all debt, and all contracts, payables and leases that are obligations of Manager and that relate solely to the business of the Practice Group or the performance of Manager's obligations under this Agreement;

            (d) Purchase from Manager all Accounts Receivable relating to the business of the Practice Group, at a value determined in the same manner as when the same were purchased from Practice Group by Manager; and

            (e) Offer employment to substantially all of the employees employed by Manager and whose services are substantially related solely to the business of the Practice Group and Practice Group.

Provided however that in the event that Practice Group exercises its right to repurchase assets pursuant to Section 12.3, the repurchase price for such assets shall be net of federal and state income taxes paid up to the date of such repurchase as a result of the sale of such assets pursuant to that certain _____________ Agreement of even date herewith between Manager and Practice Group.

      The fair market replacement value of real property shall be determined by Manager and Practice Group, each selecting a duly qualified appraiser, who in turn will agree on a third appraiser. This agreed-upon appraiser shall perform the appraisal which shall be binding on both parties. If either party fails to select an appraiser within fifteen (15) days after the selection of an appraiser by the other party, the appraiser selected by the other party shall make the selection of the third party appraiser.

      Section 12.6. Closing of Repurchase. The closing date for the repurchase of assets pursuant to Section 12.5 shall be determined by Practice Group and Manager, but in no event shall occur later than sixty (60) days after the date of termination of this Agreement. Practice Group shall pay cash for the repurchased assets. Such amount shall be reduced by the amount of any funded debt (which shall not include contingent liabilities, such as leases) of Manager assumed by Practice Group and any amounts outstanding pursuant to that certain Convertible Promissory Note issued as of the date hereof from Manager to Practice Group, in which event such Note shall be deemed paid in full and cancelled.

                         ARTICLE 13. GENERAL PROVISIONS

      Section 13.1. Assignment. Manager shall have the right to assign its rights and obligations under this Agreement to (a) any entity controlling, controlled by or under common control with Manager, (b) any third party who purchases (by way of stock purchase, asset purchase, merger, consolidation, share exchange or otherwise) substantially all of Manager's business in the State of ___________-, or (c) any third party who purchases (by way of stock purchase, asset purchase, merger, consolidation, share exchange or otherwise) less than substantially all of Manager's business in the State of ___________-, provided, however, that in the case of a sale of the type specified in this clause (c), Manager shall first give Practice Group a thirty (30)-day right of first negotiation with respect to the purchase of the tangible and intangible assets, and the assumption of the liabilities, of Manager related to the business of the Practice Group. Manager shall also have the right to assign its right to payments (but not its obligations) under this Agreement to any lending institution, for security purposes or as collateral, from which Manager obtains financing. Except as set forth above, neither Manager nor Practice Group shall have the right to assign their respective rights and obligations under this Agreement without the written consent of the other party.

      Section 13.2. Entire Agreement; Modification. There are no other agreements or understandings, written or oral, between the parties regarding the subject matter of this Agreement and the Exhibits, other than as set forth in this Agreement. This Agreement, including the Exhibits hereto, shall not be modified or amended except by a written document executed by both parties to this Agreement, and such written amendments and/or modifications shall be attached to this Agreement.

      Section 13.3. Notices. All notices or other communications required to be or otherwise given under this Agreement shall be in writing and shall be delivered personally or mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by United Parcel Services, Federal Express or similar overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified in accordance with this Section). All notices shall be deemed given upon receipt.

            To Practice Group:

                  ----------------------

                  ----------------------

                  ----------------------
                  Attention:
                            ------------

            With a copy to:

                  ----------------------

                  ----------------------

                  ----------------------
                  Attention:
                            ------------

            To Manager:

                  New Image Orthodontic Group, Inc.
                  Suite 1750
                  Two Paces West
                  2727 Paces Ferry Road
                  Atlanta, Georgia  30339
                  Attention:  General Counsel

            With a copy to:

                  Alston & Bird
                  One Atlantic Center
                  1201 West Peachtree Street
                  Atlanta, GA  30309-3424
                  Attention:  Jonathan W. Lowe

      Section 13.4. Binding on Successors. Subject to Section 13.1, this Agreement shall be binding upon and shall inure to the benefit of Manager and Practice Group and their respective successors and assigns.

      Section 13.5. Waiver of Provisions. Any waiver of any terms and conditions of this Agreement must be in writing and signed by Manager and Practice Group. The waiver of any of the terms and conditions of this Agreement shall not be construed as a continuing waiver or as a waiver of any other terms and conditions of this Agreement.

      Section 13.6. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of ___________-. The parties acknowledge that Manager is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of dentistry or orthodontics. To the extent any act or service required of Manager in this Agreement should be construed or deemed, by a governmental authority, agency or court to constitute the practice of dentistry or orthodontics, the performance of said act or service by Manager shall be deemed waived by Practice Group and forever unenforceable; provided, however, in no event shall the unenforceability of an act or service caused by this Section affect the enforceability of any other provisions of this Agreement.

      Section 13.7. Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.

      Section 13.8. Additional Documents. Each of the parties agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party's obligations pursuant to this Agreement.

      Section 13.9. Attorneys' Fees. If legal action is commenced by either party to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other relief granted.

      Section 13.10. Confidentiality. Except for disclosure to its bankers, underwriters, lenders, attorneys or accountants or as necessary or desirable for conduct of business, including negotiations with acquisition candidates, neither Manager nor Practice Group shall disseminate or release to any third party any information regarding the financial terms of this Agreement, or any financial information regarding the other (past, present or future) that was obtained by the other in the course of the negotiation of this Agreement or in the course of the performance of this Agreement, without the other party's written approval; provided, however, the foregoing shall not apply to information which (i) is generally available to the public other than as a result of a breach of confidentiality provisions;
(ii) becomes available on a non-confidential basis from a source other than the other party or its affiliates or agents, which source was not itself bound by a confidentiality agreement, or (iii) which is required to be disclosed by law including securities laws, or pursuant to court order.

      Section 13.11. Contract Modifications for Prospective Legal Events. If any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, Practice Group and Manager shall amend this Agreement as necessary. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between Practice Group and Manager. If Manager and Practice Group are unable to agree to any amendments required by this Section, the matter shall be submitted for resolution by the Dispute Resolution Board.

      Section 13.12. Remedies Cumulative. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

      Section 13.13. Language Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning, and not for or against either party to this Agreement. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

      Section 13.14. No Obligation to Third Parties. Subject to Section 13.4, none of the obligations and duties of Manager or Practice Group under this Agreement shall in any way or in any manner be deemed to create any obligation of Manager or of Practice Group to, or any rights in, any person or entity not a party to this Agreement.

      Section 13.15. Arbitration. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance or interpretation of this Agreement (including, without limitation, any dispute regarding the right to terminate this Agreement pursuant to Article 12), shall be settled by binding arbitration in Atlanta, Georgia in accordance with the NHLA Alternative Dispute Resolution Service Rules of Procedure for Arbitration then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the same.

      IN WITNESS WHEREOF, Practice Group and Manager have duly executed this Agreement as of the date first written above.

                              PRACTICE GROUP:

                                                        , P.C.,
                              --------------------------
                              a            Professional Corporation
                                ----------

                              By:
                                 ---------------------------
                              Title:
                                    ------------------------


                              MANAGER:

                              New Image Orthodontic Group, Inc., a Georgia corporation

                              By:
                                 ---------------------------
                              Title:
                                    ------------------------